Exhibit 99.1

April 17, 2014

Attn:  MacroSolve, Inc. Board of Directors

Re: Resignation

Gentlemen:

I, James C. McGill, hereby tender my resignation as the Chairman of the Board of Directors, as President and Chief Executive Officer, and as a member of the Board of Directors of MacroSolve, Inc. and all subsidiaries and affiliates of MacroSolve, Inc.  I have no disagreements with managements.

Sincerely,

/s/ JAMES C. MCGILL
James C. McGill